Exhibit 10.8

Translation

On the date hereof,
Ordnung ApS
Danish CVR no. 3351 0950
(hereinafter referred to as “Ordnung”)

and

DanDrit Biotech A/S
c/o Dina Rosenberg
Danish CVR No/SE No 2602 7322
(hereinafter referred to as the “Tenant”)

- have entered into the following

L E A S E  A G R E E M E N T

concerning the shared office facilities at Lersøpark Allé 107, DK-2100 Copenhagen Ø, Denmark

1.1	Subject-matter of the Agreement

1.	By this Agreement, the Tenant takes right to use:

a.	3 assigned workplaces in a separate four-person office in the shared office facilities Ordnung at Lersøpark Allé 107, DK-2100 Copenhagen Ø.

2.	A workplace as set out herein is a workplace in the shared office facilities with the furniture and equipment set out below:

●	Desk, chair, book shelves and a desk lamp

3.	The Tenant is entitled to use Ordnung’s common areas in accordance with the guidelines laid down from time to time by Ordnung.

4.
The workplace/the leased area and effects, if any, are taken into possession in a new, undamaged and usable condition and must, at the expiry hereof, be vacated in the same condition, with the exception of general wear and tear. It rests with the Tenant to give notice in writing to Ordnung about defects, if any, of the workplace five days after taking possession at the latest. If not, the workplace and the leased effects are considered as having been in the specified condition.

5.	It rests with Ordnung to ensure that the workplace is equipped with electricity, internet connection, water and heat (hot water included).

6.	It rests with Ordnung to ensure cleaning of the leased area twice a week.

7.	Ordnung assumes no responsibility in respect of disturbances as regards supply of electricity, internet, heat and hot water but is under an obligation to remedy such disturbances.

8.
The Tenant is aware that there are a number of advantages in these shared office facilities, including in particular relatively low-price access to a number of facilities, and the Tenant accepts the disadvantages that might be connected thereto by means of noise, etc, risk of damage of effects which the Tenant keeps in the premises of the shared office facilities, risk of theft of such effects, etc. All effects are kept at the risk of the Tenant only.

2.1	Use

1.	The Tenant may only use the workplaces for office work as part of its business, and the workplaces may not, without Ordnung’s written consent, be used for any other purpose in whole or in part.

2.
In addition, the Tenant is responsible that the business carried by the Tenant does not conflict with public articles (by-laws) and regulations, and Ordnung is exempted from any responsibility in relation thereto.

3.
It is not permitted to carry out business from the workplace that, by smell, noise or vibration etc, may annoy the other tenants and visitors of Ordnung. Ordnung is at any time entitled to lay down general rules of conduct for the tenants of the shared office facilities, including the Tenant, as well as for visitors.

4.	It rests with the Tenant to behave in a considerate and loyal manner towards Ordnung’s other tenants and visitors.

5.
Ordnung is in no way to be held responsible for material downloaded via Ordnung’s internet connection. Ordnung is not to be held responsible for illegal software or files that are installed or downloaded by the tenants. In addition, Ordnung is not to be held responsible of any illegal material transferred to Ordnung’s server or network computers. The tenants shall secure their computers against any virus and other security threats that may risk to be spread to the other users of the network. Furthermore, all users shall keep their security software updated.

3.1	Commencement and term

1.
This Agreement enters into force on 1 March 2014 with the option of occupation on 28 November 2013 free of charge - and in exchange Ordnung is to have delivered furniture as per the forwarded pptx outline.

2.	This Agreement is in force until it is terminated in writing by either party by a 3- month notice to expire at the end of a quarter.

3.
This Agreement may be terminated with immediate effect if a) a part materially fails to perform its obligations hereunder, b) without Ordnung’s written permission, the Tenant assigns its rights hereunder to any third party, d) the Tenant fails to perform its payment obligations. A termination with notice on the part of Ordnung does not justify any kind of compensation.

4.1	Deposits and other payments

1.
By the Tenant’s signature hereof, a deposit corresponding to 3 months’ rent including VAT is to be paid. Deposit is to be paid as security for the Tenant’s obligations hereunder and returned not later than 30 days after vacation, cf the conditions of the Agreement. Always provided that damage, if any, caused by the Tenant is to be remedied at the Tenant’s account and set off against the deposit paid.
No interest is to be payable on the deposit paid.

2.
Apart from the deposit, a deposit of DKK 250 (ex VAT) is to be paid per alarm tag and access key handed out. In the event that the key/access tag to the premises should be lost, the Tenant shall immediately give notice thereof to Ordnung. A new key/access tag will then be issued against payment of a new key deposit.

3.	The Tenant is to pay:
●	DKK 8,700,- per month (ex VAT) in 2014 for office facilities as set out in clause 1.1. hereof.

-	invoicing and payments are made quarterly in advance. Payment for each coming month/quarter is to be made on the last workday of the month prior thereto. All prices are excluding VAT.

4.
Payment in full can only be made by payment to the bank and account number advised by Ordnung at any time. At the conclusion of the Agreement, the account of Ordnung is with Handelsbanken: Reg No 6486 account number 2001076.

5.
Any collection of payments pursuant to this Agreement must be sent to the Tenant’s address as set out on page 1 hereof unless otherwise notified to Ordnung not later than 8 days prior to the first-coming due date.

6.
Any amount may at any time be adjusted cumulatively in compliance with the percentage-point variations in the net retail price index of Statistics Denmark at the time of adjustment, however adjusted by a minimum of 3% annually at the collection of rent of the 1st quarter.

5.1	Maintenance and insurance

1.
Ordnung is to pay all expenses in respect of maintenance of the premises, facilities and installations of shared office facilities. In the event of damage or wearing down of a workplace or the premises, facilities or installations of the shared office premises caused by the Tenant and such damage or wearing down is considered extraordinary compared to general use thereof, such damage or wearing down may at any time be repaired by Ordnung for the account of the Tenant.

2.
The Tenant is free to furnish its offices as long as this does not involve the use of fixtures and fittings as well as painting of walls, frames, panels and windows in another colour and quality than the present one.

3.
It rests with Ordnung to remove general domestic waste and waste paper of the shared office facilities. The Tenant ensures and pays for the removal of all other waste/commercial waste from its workplace(s). Ordnung may at any time lay down specified rules as to the handling of the waste and similar practical mat- ters of the shared office facilities.

4.
It rests with Ordnung to ensure that the premises of the shared office facilities are covered by a property-insurance policy. It rests with the Tenant to take out insurance as regards all other policies as the Tenant carries the risk in case of loss due to fire and theft, etc, as well as any water damage notwithstanding why such damage has occurred unless the damage is covered by the property insurance policy.

5.
It rests with Ordnung to keep a fully functional alarm system that is connected to an authorised alarm patrol. The Tenant is under a personal obligation to stay updated on the function of the alarm system. The Tenant is responsible for reporting to the alarm central in the event of a false alarm. The Tenant is personally responsible for any costs and expenses in connection with a false alarm caused by the Tenant and its employees.

6.1	Assignment of rights

1.	The Tenant is not entitled to assign its rights under this Agreement to other parties without Ordnung’s prior written consent.

2.	Ordnung is entitled to assign all rights and obligations under this Agreement to any third party without the Tenant’s consent.

7.1	End of this Agreement

1.
Upon the end of this Agreement, the Tenant is only entitled to remove movables and equipment which the Tenant has placed on or next to its workplace and which do not belong to the other tenants of the shared office facilities.

2.
Upon the end of this Agreement - notwithstanding the reason - any material belonging to Ordnung, including material effects and intangible tools, written materials developed by and put at the disposal of Ordnung and which are in the possession of the Tenant must be handed back to Ordnung. No lien is to be exercisable on any material belonging to Ordnung.

3.
In the event that, at the end of the Agreement, the office is not in the same condition as was the case on the effective date hereof, Ordnung may on the account of the Tenant arrange for bringing the office back into such condition.

8.1	Other provisions

1.	The Tenant may not omit to pay considerations hereunder or make deductions thereof in the event that the Tenant should have counterclaims - connected as well as unconnected - against Ordnung.

2.	This Agreement is subject to Danish law, and disputes are to be settled according to applicable general rules of Danish law.

3.	Any amendment of this Agreement is binding upon the signatures of both par- ties.

4.	The Tenant has been notified that applicable guidelines are available on Ord- nung’s intranet as specified in the document “Das Document”.

Date:	Place:	Date:	Place:

DanDrit Biotech Eric Leire, CEO

Ordnung		Tenant

[signed]